EXHIBIT 99



  FOR IMMEDIATE RELEASE     Contacts:    Mr. Charles R. Ofner
                                         Reading & Bates Houston
                                         (713) 496-5000

                                         Mr. J. R. Jardine
                                         BP Aberdeen
                                         (44) (1224) 832000

       August  21, 1995,    Houston, Texas.....Reading  & Bates Corporation
  (NYSE: RB) announced that agreement has been reached in principle under which a subsidiary, Reading & Bates (U.K.) Limited, will purchase from BP Exploration Operating Company Limited the Support Vessel IOLAIR. The unit is a dynamically positioned semisubmersible built in 1982 to a unique design for BP for field support and living accommodation. The vessel has been in service since delivery chiefly in the BP Forties field in the U.K. sector of the North Sea and is currently working for BP in the southern sector of the North Sea. Upon delivery of the vessel to Reading & Bates, expected in September 1995, it will be deployed for BP for approximately three months' service in the Foinaven Field west of Shetland. The long term use of the vessel is targeted for subsea well completions, subsea wire line and coiled tubing well intervention and subsea construction activity. For this service, the vessel will require upgrade to include addition of rig floor and ancillary workover equipment. Upon completion of the upgrade, the vessel is anticipated to be used under a long-term gain share alliance with BP for its west of Shetland development program, and will be available for use by other North Sea area operators.

       Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "This is an extremely important purchase for Reading & Bates since it significantly expands our capability in the deep water field development area. It is a very sophisticated vessel and is thus very much a strategic fit with our high specification semisubmersible fleet, giving us the ability to offer a more complete array of services to operators conducting deep water developments. Purchase of this vessel also gives us the opportunity to expand our long term partnering relationship with British Petroleum, and we are confident this will prove to be an outstanding transaction for both parties."

       Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling and related services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

                                      ###